REPORT UNDER
NATIONAL INSTRUMENT 62-103
SECTION 111 OF THE SECURITIES ACT (BRITISH COLUMBIA),
SECTION 176 OF THE SECURITIES ACT (ALBERTA),
SECTION 110 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN),
SECTION 92 OF THE SECURITIES ACT (MANITOBA),
SECTION 101 OF THE SECURITIES ACT (ONTARIO),
SECTIONS 147.11 OF THE SECURITIES ACT (QUEBEC),
SECTION 107 OF THE SECURITIES ACT (NOVA SCOTIA), AND
SECTION 126 OF THE SECURITIES ACT (NEW BRUNSWICK)
SECTION 102 OF THE SECURITIES ACT (NEWFOUNDLAND AND LABRADOR)
The following information is filed pursuant to the provisions listed above under applicable securities legislation:
(a)	the name and address of the offeror:

Copper Bridge Acquisition Corp. 700 West Georgia Street 25th Floor Vancouver, BC V7Y 1B3

(b)	the designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the report and whether it was ownership or control that was acquired in those circumstances;

Copper Bridge Acquisition Corp. (the “Offeror”) made an offer dated December 20, 2007 (the “Offer”) to purchase all of the issued and outstanding common shares (the “Common Shares”) of Northern Peru Copper Corp. (“Northern Peru”), including Common Shares issued or conditionally issued after the date of the Offer but before the expiry time of the Offer upon the exchange or exercise of any options of Northern Peru, upon the satisfaction of contractual rights to acquire Common Shares or in respect of bonus shares issued under the share bonus plan in the stock option plan of Northern Peru, other than any Common Shares owned directly or indirectly by the Offeror, China Minmetals Non-Ferrous Metals Co., Ltd. (“Minmetals”) or Jiangxi Copper Company Ltd. (“Jiangxi Copper”, and together with Minmetals, the “Investors”) or any of their affiliates.

On January 28, 2008, the Offeror mailed a formal notice of compulsory acquisition (the “Compulsory Acquisition Notice”) to the remaining holders of the Common Shares to acquire the Common Shares not deposited under the Offer (the “Compulsory Acquisition”), pursuant to the provisions of section 300 of the

Business Corporations Act (British Columbia) (the “BCBCA”), other than Common Shares owned by the Investors or their affiliates. On the receipt by Northern Peru of a copy of the Compulsory Acquisition Notice and the price payable for the Common Shares referred to therein, pursuant to the provisions of section 300 of the BCBCA, the Offeror was deemed to have acquired 1,350,211 Common Shares (the “Purchased Shares”) representing approximately 4% of the Common Shares on a fully-diluted basis.

A copy of the news release is attached as Exhibit A.

(c)	the designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the report;

The Offeror beneficially owns 33,111,893 Common Shares, representing 100% of the Common Shares on a fully-diluted basis.

(d)	the designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph (c) over which:
(i)	the offeror, either alone or together with any joint actors, has ownership and control;

See paragraph (c) above.

(ii)	the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor; and

Not applicable.

(iii)	the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership;

Not applicable.
(e)	the name of the market in which the transaction or occurrence that gave rise to this report took place;

Not applicable. The Common Shares were acquired pursuant to the Compulsory Acquisition.

(f)	the value, in Canadian dollars, of any consideration offered per security if the offeror acquired ownership of a security in the transaction or occurrence giving rise to the obligation to file the report:

The consideration paid by the Offeror in connection with the acquisition of the Purchased Shares was Cdn.$13.75 for each Purchased Share.

(g)	the purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to this report, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer;

The purpose of the Compulsory Acquisition was to acquire all of the remaining Common Shares.

(h)	the general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to this report, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities;

The Investors and Northern Peru entered into a support agreement (the “Support Agreement”) on December 5, 2007. Pursuant to the Support Agreement, the Investors assigned their rights under the Support Agreement to the Offeror on December 17, 2007; as a result, the Offeror became entitled to and assumed all the rights and obligations under the Support Agreement as the “Offeror” thereunder. The Investors continue to be liable to Northern Peru for any default in the performance of the Offeror under the Support Agreement. The Support Agreement sets forth, among other things, the terms and conditions upon which the Offeror agreed to make the Offer and Northern Peru agreed to recommend that Shareholders accept the Offer.

For a detailed summary of the Support Agreement, please refer to Section 4 of the circular, “Support Agreement”, in the Offer and accompanying circular for the Offer, which is available on the Canadian Securities Administrators’ website at www.sedar.com and on the U.S. Securities and Exchange Commission’s website at www.sec.gov.

(i)	the names of any joint actors in connection with the disclosure required by this report;

The Offeror is owned 60% by Minmetals and 40% by Jiangxi Copper.

(j)	in the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value in Canadian dollars of the consideration paid by the offeror;

See paragraph (f) above.

(k)	if applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements or Part 4 of National Instrument 62-103 in respect of the reporting issuer’s securities; and

Not applicable.

(l)	If applicable, a description of the exemption from securities legislation being relied on by the offeror and the facts supporting that reliance.

Not applicable.

DATED this 31st day of March, 2008

COPPER BRIDGE ACQUISITION CORP.

by	(signed) Jiao Jian
	Name:	Jiao Jian
	Title:	President and Chief Financial Officer

EXHIBIT A

CHINA MINMETALS AND JIANGXI COPPER
ACQUIRE 100% OF NORTHERN PERU COPPER
Toronto, March 28, 2008
China Minmetals Non-Ferrous Metals Co., Ltd. and Jiangxi Copper Company Ltd. (together, the “Investors”) are pleased to announce that on March 28, 2008, Copper Bridge Acquisition Corp. (the “Offeror”), a corporation jointly owned by the Investors, acquired all of the remaining outstanding common shares (the “Common Shares”) of Northern Peru Copper Corp. (“NOC”) pursuant to the compulsory acquisition provisions of the Business Corporations Act (British Columbia) (the “Compulsory Acquisition”). The Offeror now owns 100% of the Common Shares.
Each shareholder of NOC whose Common Shares were deemed to have been acquired under the Compulsory Acquisition will receive Cdn.$13.75 in cash for each Common Share once the shareholder delivers the certificate(s) representing those Common Shares, together with a transmittal, to Pacific Corporate Trust Company in accordance with the instructions in the transmittal.
Following the completion of the Compulsory Acquisition, the Toronto Stock Exchange halted trading in and delisted the Common Shares as of the close of the market on March 28, 2008.
NOC intends to file with the applicable Canadian securities regulatory authorities the necessary documentation to cease to be a reporting issuer in all of the jurisdictions in which it is currently a reporting issuer.
NOC also intends to file a Form 15F with the U.S. Securities and Exchange Commission (the “SEC”) to voluntarily terminate its reporting obligations under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon the filing of Form 15F, NOC’s Section 12(g) and 15(d) reporting obligations under the Exchange Act will be suspended immediately. These reporting obligations will be finally terminated after a ninety-day waiting period provided that the SEC does not raise objections.
NOC shareholders with questions or requests for a copy of the early warning report filed by the Offeror in connection herewith should contact Pacific Corporate Trust Company.
Facsimile: +1 (604) 689 8144
Email: pacific@pctc.com
About China Minmetals
China Minmetals, a state-controlled corporation existing under the laws of the People’s Republic of China, is a diversified metals and mining company based in Beijing, China. China Minmetals is engaged in the production and trading of metals and minerals, including copper, aluminum, tungsten, tin, antimony, lead, zinc and nickel. In 2006, China Minmetals had revenue of approximately US$4.84 billion. China Minmetals is located at 5 Sanlihe Road, Haidian District, Beijing, China 100044.

About Jiangxi Copper
Jiangxi Copper, a state-controlled public corporation existing under the laws of the People’s Republic of China, is an integrated producer of copper in China, with operations in mining, milling, smelting and processing. Jiangxi Copper also maintains exposure to sulphur, gold, silver, platinum, palladium, selenium, tellurium, rhenium and molybdenum. Jiangxi Copper is listed on the London, Hong Kong and Shanghai stock exchanges. In 2006, Jiangxi Copper had revenue of approximately US$3.45 billion. Jiangxi Copper is located at 15 Yejin Avenue, Guixi, Jiangxi, China 335424.
About Copper Bridge
Copper Bridge, a corporation owned 60% by China Minmetals and 40% by Jiangxi Copper, was incorporated under the laws of the Province of British Columbia on December 10, 2007 for the purpose of making the offer for NOC. Copper Bridge is located at 700 West Georgia Street, 25th Floor, Vancouver, BC V7Y 1B3.
ends